Exhibit 99.1

200 E Randolph St
Chicago IL 60601
Tel: +1 312 782 5800

Contact	Molly Schlax	Date	August 13, 2015
Telephone	+1 312 729 3661	Email	molly.schlax@fleishman.com

JLL Income Property Trust Declares
15th Consecutive Quarterly Dividend

Chicago (August 13, 2015) - JLL Income Property Trust (the “Company”), an institutionally-managed, non-listed, daily valued perpetual life REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), announced that on August 6, 2015 its board of directors declared a regular quarterly dividend of $0.12 per share for the third quarter 2015. The Company has paid fifteen consecutive quarterly dividends to its stockholders beginning with the first quarter 2012.

The dividend is payable on or around November 6, 2015 to stockholders of record on September 29, 2015. On an annualized basis, this gross dividend is equivalent to $0.48 per share and represents a yield of approximately 4.3% on a NAV per share of $11.04 as of August 7, 2015. All stockholders will receive $0.12 per share less applicable share class specific fees and the annualized yield will differ based on the share class.

“We continue to offer to our investors dividend payments fully covered by cash flow from operations and at one of the highest dividend coverage ratios in the non-listed REIT industry. Offering an attractive level of current income for distribution to our stockholders is one of our primary investment objectives. In addition, we continue to see opportunities to acquire high quality, income-producing properties to add to our portfolio for that purpose,” commented Allan Swaringen, President and CEO of JLL Income Property Trust.

A second quarter dividend of $0.12 per share, less applicable share class specific fees, was paid according to the table below on August 7, 2015 to stockholders of record as of the close of business on June 29, 2015.

	M-I Share[1]	A-I Share[2]	M Share[3]	A Share[4]
Q2 Quarterly Gross Dividend per Share	$0.12000	$0.12000	$0.12000	$0.12000
Less: Dealer Manager Fee per Share	($0.00117)	($0.00779)	($0.00782)	($0.02443)
Q2 Quarterly Net Dividend per Share	$0.11883	$0.11221	$0.11218	$0.09557
NAV per Share as of June 29, 2015	$10.91	$10.90	$10.89	$10.85
Annualized Net Dividend Yield Based on NAV as of June 29, 2015	4.4%	4.1%	4.1%	3.5%

1 A dealer manager fee equal to 1/365th of 0.05% of NAV is allocated to Class M-I stockholders daily and reduces the quarterly dividend paid.

2 A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class A-I stockholders daily and reduces the quarterly dividend paid.

3 A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class M stockholders daily and reduces the quarterly dividend paid.

4 A dealer manager fee equal to 1/365th of 1.05% of NAV is allocated to Class A stockholders daily and reduces the quarterly dividend paid.

JLL Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
Jones Lang LaSalle Income Property Trust, Inc. is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States.  JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 16 countries worldwide and approximately $56 billion of assets under management of private and public property equity and debt investments. LaSalle‘s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.